SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 29, 2005

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code)

213-613-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2005, Commerce Square Partners – Philadelphia Plaza, L.P. , a subsidiary of Thomas Properties Group, L.P, the operating partnership subsidiary of Thomas Properties Group, Inc. (the Company), completed a $130.0 million mortgage financing with Greenwich Capital Financial Products, Inc. The mortgage loan has a fixed interest rate of 5.67% and a maturity date of January 6, 2016. The loan is interest only for the first five years, and thereafter, principal and interest payments are due based on a thirty-year amortization schedule.

The loan is subject to yield maintenance payments for any prepayments prior to October 6, 2015. Beginning January 6, 2009, this loan may be defeased.

In connection with the new financing described above, Commerce Square Partners – Philadelphia Plaza, L.P. defeased its existing mortgage loan with Goldman Sachs Mortgage Company on the same date. This loan had an outstanding principal and accrued interest balance of $72.5 million, a maturity date of April 11, 2028, and a current interest rate of 7.0%. Total defeasance costs were approximately $4.8 million.

Net proceeds of approximately $51.4 million will be used by the Company for property acquisitions, additional development and redevelopment activity, and for general corporate purposes.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

Exhibit No.	Description

10.32—	Loan Agreement dated December 28, 2005 between Commerce Square Partners – Philadelphia Plaza, L.P. and Greenwich Capital Financial Products, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/S/ DIANA M. LAING
Diana M. Laing Chief Financial Officer

January 5, 2006